UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
February 27, 2013

THERAGENICS CORPORATION®
(Exact name of registrant as specified in charter)

Delaware	001 - 14339	58-1528626
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5203 Bristol Industrial Way
Buford, Georgia 30518
(Address of principal executive offices / Zip Code)

(770) 271-0233
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Compensation

On February 21, 2013, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Theragenics Corporation recommended, and the Board of Directors approved, the following actions relating to compensation of the named Executive Officers.  Actions taken with respect to the compensation of M. Christine Jacobs, Chief Executive Officer (“CEO”) of the Company, were recommended by the Compensation Committee and approved by the independent Directors of the Company.

2013 Short-Term Incentive Program

The Board of Directors granted short-term incentive awards for 2013 under the Company’s Cash Incentive Plan. Under the short-term incentive program, each named Executive Officer will have a short-term incentive cash bonus opportunity based on financial and individual performance.  The individual target bonus opportunity for Ms. Jacobs is 75% of base salary, with a minimum bonus opportunity of 0% and a maximum of 150%.  The individual target bonus opportunity for the other Executive Officers ranges from 50% to 55% of base salary, with a minimum bonus opportunity of 0% and a maximum of 100% to 110%.

For each named Executive Officer, 50% of the bonus opportunity will be measured against established goals for revenue and measures of operating profit; and 50% will be measured against individual performance goals.  With respect to Ms. Jacobs, her individual performance goals were reviewed and approved by the Compensation Committee and the independent Directors of the Company.  For the other named Executive Officers, individual performance goals were determined by the Chief Executive Officer and reviewed and approved by the Compensation Committee and Board of Directors.

An executive officer who is not employed by the Company or an affiliate on December 31, 2013 forfeits the short term incentive, except in the event of a change in control.  The short-term incentive becomes vested at the target amount for any executive officer who is employed by the Company or an affiliate at the time of a change in control.

2013 Long-Term Incentive Program

The Board of Directors granted long-term incentive awards for the January 1, 2013 to December 31, 2015 performance period as follows:

Executive Officer	Shares of Restricted Stock	Cash Bonus Opportunity (at Target Amount)
M. Christine Jacobs	276,400	$203,000
Francis J. Tarallo	158,800	116,000
Bruce W. Smith	151,100	111,000

The Restricted Stock Awards were made under the Theragenics Corporation 2012 Omnibus Incentive Plan.  Twenty-five percent (25%) of the Restricted Stock Awards vest annually, commencing on February 21, 2014, provided the Executive remains employed with Theragenics or an affiliate.  Unvested Restricted Stock vests pro rata based on the number of days elapsed in the vesting period upon termination of employment due to death, disability or by the Company without cause, as defined in the terms and conditions of the Restricted Stock Award.  All unvested Restricted Stock vests upon a change in control of the Company.  Any Restricted Stock that have not become vested as of the date of the Executive’s termination of employment with Theragenics or an affiliate shall be forfeited.

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The cash bonus opportunity component of 2013 long-term incentive program is provided pursuant to the Cash Incentive Plan.  Fifty percent (50%) of the Cash Bonus Opportunity will be based upon established goals of cumulative revenue of the Company for the period 2013 to 2015 (the “Revenue Goal”), and 50% will be based upon established goals of cumulative earnings before interest, taxes, depreciation, amortization and share compensation, (“Adjusted EBITDA”) of the Company for the same period (the “Adjusted EBITDA Goal”), in each case as measured relative to its strategic objectives over the 2013 to 2015 period.  Cumulative threshold, target and maximum amounts have been developed, based on the Company’s strategic plan, and the 2013 Long-Term Cash Bonus Award will be measured and paid according to the following schedules:

	Payout as Percent of Target Amount
Cumulative amount	Revenue Goal	EBITDA Goal
Maximum (or greater)	100%	100%
Target	50%	50%
Threshold	25%	25%
Below threshold	0%	0%

If employment of the Executive with Theragenics or an affiliate is terminated before December 31, 2015 due to death, disability, or is terminated by the Company without cause, the Executive will be entitled to a pro rata cash bonus determined in accordance with the terms of the Award.  If employment is terminated for any other reason before December 31, 2015 (unless a change in control as defined in the Award occurs before then), the cash bonus opportunity will be forfeited.  If a change in control occurs before December 31, 2015, the cash award becomes vested at the target level, provided the Executive is employed by Theragenics or an affiliate as of the date of a change in control.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERAGENICS CORPORATION (Registrant)

Dated: February 27, 2013	By:	/s/ M. Christine Jacobs
M. Christine Jacobs
Chief Executive Officer

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